Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-1 (No. 333-217918) and Form S-8 (No. 333-274152) of Farmers and Merchants Bancshares, Inc. of our report dated March 11, 2024, relating to the consolidated financial statements of Farmers and Merchants Bancshares, Inc., appearing in this Annual Report on Form 10-K of Farmers & Merchants Bancshares, Inc. for the year ended December 31, 2023.

/s/ YOUNT, HYDE & BARBOUR, P.C.

Richmond, Virginia

March 11, 2024